Exhibit 99.1

CONTACT:
Paul Goldberg
Vice President - Investor Relations
(212) 922-1640

DOVER ACQUIRES ANTHONY INTERNATIONAL

Acquisition Enhances Product Breadth and Expands Markets in Refrigeration & Food Equipment

Downers Grove, IL, November 30, 2012 - Dover Corporation (NYSE:DOV) announced today that it has acquired Anthony International ("Anthony"), a leading manufacturer of specialty glass, commercial glass refrigerator and freezer doors, lighting systems, and display equipment for $602.5 million, subject to normal closing adjustments. Based in Sylmar, California, Anthony will join the Refrigeration and Industrial platform of Dover's Engineered Systems segment.

Anthony's leading positions in refrigeration and freezer doors, re-skinning services, and specialty & curved glass provide food retailers with a breadth of solutions to improve energy efficiency and enhance the consumer shopping experience. Anthony operates globally with locations in the U.S., Italy, China and South Africa.

Anthony's 2012 revenue is estimated to be approximately $310 million. Dover expects this acquisition to be $0.02 dilutive to 2012 continuing earnings per share due to integration and acquisition related costs. In 2013, Anthony will be modestly accretive to continuing earnings per share.

"The acquisition of Anthony builds upon our strategy of deploying capital in our five key growth spaces and brings another leading manufacturer to our Engineered Systems segment. Anthony expands our product portfolio and enhances our service offerings which will enable us to help our customers improve their energy efficiency and profitability. Consistent with our growth strategy, Anthony's global operations will allow us to leverage a worldwide customer base and open new markets for our existing refrigeration business," said Bob Livingston, Dover's President and Chief Executive Officer.

Tom Giacomini, President and Chief Executive Officer of Dover's Engineered Systems segment added, "Anthony expands our portfolio of industry-leading technology in the refrigeration space and opens up the important convenience store market to all our product categories. Anthony is the clear leader in the emerging 'close-the-case' business. By closing the case, or essentially installing doors on traditional open refrigeration cases, retailers can realize a significant improvement in their energy consumption. This compelling value proposition leads us to believe we are at the beginning of a long conversion cycle to closed cases."

About Dover
Dover Corporation is a diversified global manufacturer with annual revenues of over $8 billion. For over 50 years, Dover has been delivering outstanding products and services that reflect its market leadership and commitment to operational and technical excellence. The Company's entrepreneurial business model encourages, promotes and fosters deep customer engagement which has led to Dover's well-established and valued reputation for providing superior customer service and industry-leading product innovation. Dover focuses on innovative equipment and components, specialty systems and support services through its four major operating segments: Communication Technologies, Energy, Engineered Systems and Printing & Identification. Headquartered in Downers Grove, Illinois, Dover employs 35,000 people worldwide. Dover Corporation is traded on the New York Stock Exchange under "DOV." Additional information is available on the company's website at www.dovercorporation.com.

About Anthony International
Founded in 1958 and headquartered in Sylmar, California, Anthony is a leading manufacturer of specialty glass, commercial glass refrigerator and freezer doors, case lighting, and display and merchandising systems. Anthony provides customers with the most technologically advanced merchandising systems on the market, offering low-energy products to cut operating costs and help preserve natural resources. For more information about Anthony, please visit www.anthonyintl.com.

Forward Looking Statements
Dover Corporation makes information available to the public, orally and in writing, which may use words like "anticipates," "expects," "believes," "indicates," "suggests," "will," "plans" and "should", which are "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements concerning future events and the performance of Dover Corporation that involve inherent risks and uncertainties that could cause actual results to differ materially from current expectations. Dover Corporation refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as its reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of risks and uncertainties that could cause its actual results to differ materially from its current expectations and from the forward-looking statements contained in this press release. Dover Corporation undertakes no obligation to update any forward-looking statement.